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EXHIBIT 10.6

DESCRIPTION OF BONUS PROGRAMS FOR NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2005

Chief Executive Officer and President

         The bonus program approved for James Rudis, OFI's Chief Executive Officer and President, would permit a discretionary bonus equal to 2% of Mr. Rudis' gross W-2 earnings payable in the form of a 401(k) contribution and a discretionary performance bonus payable in cash equal to approximately 8% of Mr. Rudis' gross W-2 earnings based upon OFI's achievement of certain net income targets and Mr. Rudis' contribution to OFI's success during fiscal year 2005. Mr. Rudis would receive additional non-discretionary cash bonus payments, each of which would be equal to 10% of Mr. Rudis' base salary, for each specified increment by which OFI exceeds net income targets for fiscal year 2005.

Senior Vice President, Chief Operating Officer and Chief Financial Officer

         The bonus program approved for John L. Steinbrun, OFI's Senior Vice President, Chief Financial Officer and Chief Operating Officer, would permit a discretionary bonus equal to 2% of Mr. Steinbrun's gross W-2 earnings payable in the form of a 401(k) contribution and a discretionary performance bonus payable in cash equal to approximately 8% of Mr. Steinbrun's gross W-2 earnings based upon OFI's achievement of certain net income targets and Mr. Steinbrun's contribution to OFI's success during fiscal year 2005.

Senior Vice President and Secretary

         The bonus program approved for Richard A. Horvath, OFI's Senior Vice President and Secretary, would permit a discretionary bonus equal to 2% of Mr. Horvath's gross W-2 earnings payable in the form of a 401(k) contribution and a discretionary performance bonus payable in cash equal to approximately 8% of Mr. Horvath's gross W-2 earnings based upon OFI's achievement of certain net income targets and Mr. Horvath's contribution to OFI's success during fiscal year 2005.